Report of Independent Registered Public
Accounting Firm

To the Shareholders and
The Board of Trustees of
Federated U.S. Government Bond Fund:

In planning and performing our audits of the financial statements of Federated U.S Government
Bond Fund as of and for the year ended Au gust 31, 2010, in accordance with the standards of the Public Company Accounting Oversight Board
 (United States), we considered the Funds' internal control over financial reporting, includi ng controls over safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the require ments of Form N-SAR, but not for the purpose of expressing an opinion on the effectivenes s of the Funds' internal control over financial reporting.
Accordingly, we express no such opinion.

Management of the Funds is responsible for e stablishing and maintaining effective internal control over financial reporting. In fulfill ing this responsibility, estimates and judgments by management are required to assess the expect ed benefits and related costs of controls. A company's internal control over financial re porting is a process designed to provide reasonable assurance regarding the reliability of finan cial reporting and the preparation of financial statements for external purposes in accordanc e with generally accepted accounting principles. A company's internal control over financial repo rting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets o f the company; (2) provide reasonable assurance that transactions are recorded as necessary to per mit preparation of financial statements in accordance with generally accepted accounting principles
, and that receipts and expenditures of the company are being made in accordance with authorizati ons of management and directors of the company;
and (3) provide reasonable assurance regardin g prevention or timely detection of the unauthorized acquisition, use, or disposition of the compa ny's assets that could have a material affect on the financial statements.

Because of its inherent limitations, internal
 control over financial reporting may not prevent or detect misstatements. Also, projections of an y evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A deficiency in internal control over financi al reporting exists when the design or operation of a control does not allow management or employee s, in the normal course of performing their assigned functions, to prevent or detect miss tatements on a timely basis. A material weakness is a deficiency, or a combination of deficiencies
, in internal control over financial reporting, such that there is a reasonable possibility that a mate rial misstatement of the Funds' annual or interim financial statements will not be prevented or detected on a timely basis.

Our consideration of the Funds' internal cont rol over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be material weakn esses under standards established by the Public
Company Accounting Oversight Board (United St ates). However, we noted no deficiencies in the Funds' internal control over financial report ing and its operation, including controls over safeguarding securities that we consider to b e a material weakness as defined above as of August
31, 2010.

This report is intended solely for the inform ation and use of management and the Board of Trustees of Federated U.S. Government Bond Fun d and the Securities and Exchange Commission and is not intended to be and should not be use d by anyone other than those specified parties.



Boston, Massachusetts
October 25, 2010